METHODE ELECTRONICS, INC. REPORTS
FISCAL 2012 SECOND-QUARTER FINANCIAL RESULTS

Results Include Higher Year-Over-Year Income Taxes
On Foreign Profits and Foreign Dividend

Chicago, IL - December 8, 2011 - Methode Electronics, Inc. (NYSE: MEI), a global developer of custom engineered and application specific products and solutions, today announced financial results for the Fiscal 2012 second quarter ended October 29, 2011.

Second-Quarter Fiscal 2012
Methode's second-quarter Fiscal 2012 net sales increased $8.2 million, or 7.6 percent, to $115.9 million from $107.7 million in the same quarter of Fiscal 2011. Translation of foreign currency increased net sales $1.0 million, or 0.8 percent, in the year-over-year comparison.

Net income increased $0.8 million to $0.3 million, or $0.01 per share, in the second quarter of Fiscal 2012 from a loss of $0.5 million, or $0.01 per share, in the same period of Fiscal 2011. Year over year, Fiscal 2012 second-quarter net income was negatively affected by:

•	higher income tax expense of $1.4 million;

•	costs related to the design, development, engineering and launch of two large North American automotive programs due to launch in Fiscal years 2012 and 2013 of $1.0 million;

•	costs for new product development within the Power Products segment related to an on board charger for an electric truck of $0.6 million;

•	higher stock award amortization expense of $0.6 million;

•	the absence of Malta grant income compared to grant income of $0.5 million in the Fiscal 2011 period;

•	higher legal expense of $0.2 million; and

•	higher costs related to vendor production and delivery issues of $0.1 million.

Year over year, Fiscal 2012 second-quarter net income benefitted from:

•	the absence of expense for unsecured claims compared to $3.8 million of expense in the Fiscal 2011 period;

•	lower other expense of $1.8 million, primarily related to foreign currency rate fluctuations;

•	the absence of negotiated program termination charges compared to $1.3 million of charges in the Fiscal 2011 period; and

•	the absence of customer cancellation charges compared to $0.4 million of charges in the Fiscal 2011 period.

Consolidated gross margins as a percentage of sales were 18.0 percent in the Fiscal 2012 second quarter compared to 21.9 percent in the same period of Fiscal 2011. The decrease was

Methode Electronics, Inc. Reports Fiscal 2012 Second-Quarter and Year-to-Date Financial Results

due primarily to design, development and engineering costs for new automotive programs launching in Fiscal years 2012 and 2013, Power Products segment product launch costs, as well as increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, partially offset by the absence of customer cancellation charges and negotiated program termination charges.

Selling and administrative expenses decreased $2.9 million, or 13.7 percent, to $18.3 million in the Fiscal 2012 second quarter compared to $21.2 million in the prior-year second quarter due primarily to the absence of expense for unsecured claims compared to $3.8 million of expense in the Fiscal 2011 period, partially offset by higher stock award amortization, higher legal expenses and the absence of a Malta grant. Selling and administrative expenses as a percentage of net sales were 15.8 percent for the Fiscal 2012 second quarter compared to 19.7 percent in the same period last year.

In the Fiscal 2012 second quarter, income tax expense increased $1.4 million to $2.2 million compared to $0.8 million for the Fiscal 2011 period. For the Fiscal 2012 period, the income tax expense relates to income taxes on foreign profits of $1.1 million, $0.9 million for foreign taxes on a foreign dividend, and other taxes of $0.2 million. For the Fiscal 2011 period, the income tax expense relates to income taxes on foreign profits..

Second-Quarter Fiscal 2012 Segment Comparison
Comparing the Automotive segment's second quarter of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales increased 20.8 percent attributable to

◦
a 95.8 percent sales improvement in North America due to increased sales for the Ford center console program, which represented 52.2 percent of the increase, and to sales from the Advanced Molding and Decoration acquisition;

◦	a 6.6 percent sales increase in Europe primarily due to fluctuation in currency exchange rates; and

◦	a 15.0 percent sales increase in Asia due to higher sales for transmission lead frame and steering angle sensor products.

•
Gross margins as a percentage of sales decreased to 15.3 percent from 19.3 percent due to costs related to design, development and engineering costs for two North American automotive programs launching in Fiscal years 2012 and 2013, increased costs related to vendor production and delivery issues and the increased sales of automotive product that has higher prime cost due to the current high purchased content, partially offset by the absence of negotiated program termination charges.

•
Income from operations improved 100.0 percent to $3.2 million from $1.6 million due to increased sales and the absence of expense for unsecured claims, partially offset by expenses related to new programs and new product launches, as well as salary costs and higher costs related to a vendor's production and delivery issues, Delphi legal expenses and stock award amortization expense.

Comparing the Interconnect segment's second quarter of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales decreased 13.7 percent attributable to

◦	lower North American sales of 14.5 percent due to reduced appliance and interface solutions sales partially offset by improved safety radio remote control device sales;

◦
lower European sales of 15.3 percent due to the absence of optical sales because of the sale of the Czech Republic optical business in the Fiscal 2011 fourth quarter, partially offset by higher data and safety radio remote control device sales; and

◦	lower Asian sales of 7.0 percent primarily due to lower legacy products sales from the planned exit of this business.

•	Gross margins as a percentage of sales declined to 25.7 percent from 31.0 percent due primarily to

Methode Electronics, Inc. Reports Fiscal 2012 Second-Quarter and Year-to-Date Financial Results

lower sales within the segment.

•	Income from operations decreased to $3.7 million from $6.1 million because of lower sales, partially offset by lower selling and administrative expenses.

Comparing the Power Products segment's second quarter of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales improved 14.2 percent driven by

◦	an 18.6 percent sales increase in North America due to higher busbar and heat sink demand, partially offset by lower demand for flexible cabling products;

◦	a 10.5 percent rise in Asia due to growth in busbar demand;

◦	partially offset by a 23.7 percent sales decrease in Europe due to lower busbar demand.

•
Gross margins as a percentage of sales declined to 19.7 percent from 20.8 percent due to higher costs related to new product development in North America, including $0.6 million for an on board charger for an electric truck, and the absence of customer cancellation charges.

•	Income from operations decreased to $0.8 million from $1.2 million due to increased expenses for new product development and stock award amortization.

Six-Month Period Fiscal 2012
Methode's six-month Fiscal 2012 net sales increased $20.0 million, or 9.7 percent, to $226.7 million from $206.7 million in the same period of Fiscal 2011. Translation of foreign currency increased net sales $3.7 million, or 1.7 percent, in the year-over-year comparison.

Net income decreased $1.8 million to $1.8 million, or $0.05 per share, in the six months of Fiscal 2012 compared to $3.6 million, or $0.10 per share, in the same period of Fiscal 2011. Year over year, Fiscal 2012 six-month net income was negatively affected by:

•	costs related to the design, development, engineering and launch of two large North American automotive programs due to launch in Fiscal years 2012 and 2013 of $1.9 million;

•	higher stock award amortization expense of $1.5 million;

•	costs for new product development within the Power Products segment related to an on board charger for an electric truck of $1.2 million;

•	higher income tax expense of $0.8 million;

•	higher costs related to vendor production and delivery issues of $0.7 million;

•	the absence of a Malta grant compared to a grant of $0.5 million in the Fiscal 2011 period;

•	costs related to the acquisitions of Eetrex and Advanced Molding and Design of $0.5 million; and

•	higher legal expense of $0.3 million.

Year over year, Fiscal 2012 six-month net income benefitted from:

•	the absence of expense for unsecured claims compared to $3.8 million of expense in the Fiscal 2011 period;

•	the absence of negotiated program termination charge compared to $1.3 million of charges in the Fiscal 2011 period;

•	lower other expense of $1.0 million, primarily related to foreign currency rate fluctuations; and

•	the absence of customer cancellation charges compared to $0.4 million of charges in the Fiscal 2011 period.

Consolidated gross margins as a percentage of sales were 18.0 percent in the Fiscal 2012 six-month period compared to 21.2 percent in the same period of Fiscal 2011. The decrease was due primarily to design, development and engineering costs for new automotive programs launching in Fiscal years 2012 and 2013, Power Products segment product launch costs, as well as increased sales of automotive product that has higher prime cost due to the current high percentage of purchased content, partially offset by the absence of costs related to environmental matters, customer cancellation charges and negotiated program

Methode Electronics, Inc. Reports Fiscal 2012 Second-Quarter and Year-to-Date Financial Results

termination charges.

Selling and administrative expenses decreased $0.7 million, or 1.9 percent, to $36.8 million in the Fiscal 2012 six-month period compared to $37.5 million in the prior-year period due primarily to the absence of expense for unsecured claims compared to $3.8 million of expense in the Fiscal 2011 period, partially offset by higher stock award amortization, higher legal expense, costs associated with acquisitions and the absence of a Malta grant. Selling and administrative expenses as a percentage of net sales decreased to 16.2 percent for the Fiscal 2012 six months compared to 18.1 percent in the same period last year.

In the Fiscal 2012 six-month period, income tax expense increased $0.8 million to $2.2 million compared to $1.4 million for the Fiscal 2011 period. For the Fiscal 2012 period, the income tax expense relates to income taxes on foreign profits of $2.2 million, $0.9 million for taxes on a foreign dividend and other taxes of $0.2 million, partially offset by a benefit of $1.1 million relating to tax credits from Malta. For the Fiscal 2011 period, the income tax expense of $1.4 million relates to income taxes on foreign profits.

Six-Month Fiscal 2012 Segment Comparison
Comparing the Automotive segment's first six months of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales increased 23.1 percent attributable to

◦
a 106.8 percent sales improvement in North America due to increased sales for the Ford center console program, which represented 76.6 percent of the increase, and to sales from the Advanced Molding and Decoration acquisition;

◦	an 12.3 percent sales increase in Europe primarily due to fluctuation in currency exchange rates; and

◦	an 11.5 percent sales increase in Asia due to higher sales for transmission lead frame and steering angle sensor products.

•
Gross margins as a percentage of sales decreased to 15.1 percent from 19.2 percent due to costs related to design, development and engineering costs for two North American automotive programs launching in Fiscal years 2012 and 2013, increased costs related to vendor production and delivery issues and the increased sales of automotive product that has higher prime cost due to the current high purchased content, partially offset by the absence of negotiated program termination charges.

•
Income from operations improved 19.6 percent to $5.5 million from $4.6 million due to increased sales and the absence of expense for unsecured claims, partially offset by expenses related to new programs and new product launches, as well as ex-patriot salary costs and higher costs related to a vendor's production and delivery issues, Delphi legal expenses and stock award amortization expense.

Comparing the Interconnect segment's first six months of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales decreased 10.3 percent attributable to

◦	lower North American sales of 14.5 percent due to reduced appliance and interface solutions sales partially offset by improved data and safety radio remote control device sales;

◦
lower European sales of 5.5 percent due to the absence of optical sales because of the sale of the Czech Republic optical business in the Fiscal 2011 fourth quarter, partially offset by higher data and safety radio remote control device sales;

◦	partially offset by higher Asian sales of 7.1 percent primarily due to higher safety radio remote control device sales.

•	Gross margins as a percentage of sales declined to 27.2 percent from 29.1 percent due primarily to lower sales within the segment.

•	Income from operations decreased to $8.0 million from $9.9 million because of lower sales,

Methode Electronics, Inc. Reports Fiscal 2012 Second-Quarter and Year-to-Date Financial Results

partially offset by lower selling and administrative expenses.

Comparing the Power Products segment's first six months of Fiscal 2012 to the same period of Fiscal 2011,

•	Net sales improved 12.3 percent driven by

◦	a 15.1 percent sales increase in North America due to higher busbar and heat sink demand, partially offset by lower demand for flexible cabling products; and

◦	an 11.3 percent rise in Asia due to growth in busbar demand;

◦	partially offset by a 15.9 percent sales decrease in Europe due to lower busbar demand.

•
Gross margins as a percentage of sales declined to 17.7 percent from 20.3 percent due to higher costs related to new product development in North America, including $1.2 million for an on board charger for an electric truck.

•	Income from operations decreased to $1.1 million from $1.7 million due to increased expenses for new product development and stock award amortization.

Management Comments
President and Chief Executive Officer Donald W. Duda said, “In the first half of Methode's Fiscal 2012, we experienced improved sales in our Automotive and Power Products segments, the direct result of our strategy to deliver innovative solutions that incorporate our broad range of field-proven technologies and manufacturing capabilities.”

Mr. Duda concluded, “We see a considerable opportunity for meaningful improvement in our earnings beginning in the fourth quarter of Fiscal 2012, and in our revenues, which are projected to grow from Fiscal 2012 to Fiscal 2015 by nearly 16 percent compounded.”

Guidance
Methode reiterates its Fiscal 2012 guidance of $450 to $465 million in sales and earnings per share of $0.13 to $0.21, and Fiscal 2013 guidance of $495 to $525 million in sales and earnings per share of $0.52 to $0.67.

Conference Call
The Company will conduct a conference call and Webcast today to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time.

To participate in the conference call, please dial (877) 407-8031 (domestic) or (201) 689-8031 (international) at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page, and then clicking on the “Webcast” icon.

A replay of the conference call, as well as an MP3 download, will be available shortly after the call through December 22 by dialing (877) 660-6853 (domestic) or (201) 612-7415 (international) and providing Account number 286 and Conference ID number 383861. On the Internet, a replay will be available for 30 days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the “Webcast” icon.

About Methode Electronics, Inc.
Methode Electronics, Inc. (NYSE: MEI) is a global developer of custom engineered and application specific products and solutions with manufacturing, design and testing facilities in China, Germany, India, Lebanon, Malta, Mexico, the Philippines, Singapore, Switzerland, the United Kingdom and the United

Methode Electronics, Inc. Reports Fiscal 2012 Second-Quarter and Year-to-Date Financial Results

States. We design, manufacture and market devices employing electrical, electronic, wireless, safety radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

Forward-Looking Statements
This press release contains certain forward-looking statements, which reflect management's expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements are subject to the safe harbor protection provided under the securities laws. Methode undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in Methode's expectations on a quarterly basis or otherwise. The forward-looking statements in this press release involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in Methode's filings with the Securities and Exchange Commission, such as our annual and quarterly reports. Such factors may include, without limitation, the following: (1) dependence on a small number of large customers, including two large automotive customers; (2) dependence on the automotive, appliance, computer and communications industries; (3) further downturns in the automotive industry or the bankruptcy of certain automotive customers; (4) ability to compete effectively; (5) customary risks related to conducting global operations; (6) dependence on the availability and price of raw materials; (7) dependence on our supply chain; (8) ability to keep pace with rapid technological changes; (9) ability to avoid design or manufacturing defects; (10) ability to protect our intellectual property; (11) ability to withstand price pressure; (12) the usage of a significant amount of our cash and resources to launch new North American automotive programs; (13) location of a significant amount of cash outside of the U.S.; (14) currency fluctuations; (15) ability to successfully benefit from acquisitions and divestitures; (16) ability to withstand business interruptions; (17) unfavorable tax laws; (18) ability to implement and profit from newly acquired technology; and (19) the future trading price of our stock.

For Methode Electronics, Inc. - Investor Contacts:
Kristine Walczak, Dresner Corporate Services, 312-780-7205, kwalczak@dresnerco.com
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	October 29, 2011	October 30, 2010	October 29, 2011	October 30, 2010

Net sales	$115,890	$107,716	$226,695	$206,703

Cost of products sold	94,972	84,073	185,794	162,853

Gross margins	20,918	23,643	40,901	43,850

Restructuring	—	(21)	—	(21)
Selling and administrative expenses	18,278	21,293	36,840	37,650

Income from operations	2,640	2,371	4,061	6,221

Interest expense, net	1	61	5	88
Other expense, net	194	2,032	152	1,183

Income before income taxes	2,445	278	3,904	4,950

Income tax expense	2,221	768	2,243	1,410

Net income/(loss)	224	(490)	1,661	3,540

Less: Net income/(loss) attributable to noncontrolling interest	(87)	23	(145)	(12)
NET INCOME/(LOSS) ATTRIBUTABLE TO METHODE ELECTRONICS, INC.	$311	(513)	1,806	3,552

Amounts per common share attributable to Methode Electronics, Inc.:
Basic	$0.01	$(0.01)	$0.05	$0.10
Diluted	$0.01	$(0.01)	$0.05	$0.10
Cash dividends:
Common stock	$0.07	$0.07	$0.14	$0.14
Weighted average number of Common Shares outstanding:
Basic	37,309,890	37,058,108	37,293,598	37,051,058
Diluted	37,520,247	37,058,108	37,516,998	37,281,600

METHODE ELECTRONICS, INC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	As of	As of
	October 29, 2011	April 30, 2011
	(Unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$75,548	$57,445
Accounts receivable, net	96,092	88,036
Inventories:
Finished products	7,212	6,271
Work in process	12,097	10,981
Materials	21,268	21,305
	40,577	38,557
Deferred income taxes	3,728	3,778
Prepaid and refundable income taxes	881	851
Prepaid expenses and other current assets	9,029	7,294
TOTAL CURRENT ASSETS	225,855	195,961
PROPERTY, PLANT AND EQUIPMENT	266,251	298,254
Less allowances for depreciation	199,263	236,743
	66,988	61,511
GOODWILL	16,422	16,422
INTANGIBLE ASSETS, net	17,533	18,423
PRE-PRODUCTION COSTS	16,084	14,645
OTHER ASSETS	27,316	27,782
	77,355	77,272
TOTAL ASSETS	$370,198	$334,744
LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$40,712	$37,152
Other current liabilities	25,912	26,335
TOTAL CURRENT LIABILITIES	66,624	63,487
LONG-TERM DEBT	36,500	—
OTHER LIABILITIES	4,793	5,619
DEFERRED COMPENSATION	4,801	4,494
NON-CONTROLLING INTEREST	422	—
SHAREHOLDERS’ EQUITY
Common stock, $0.50 par value, 100,000,000 shares authorized, 38,363,078 and 38,312,243 shares issued as of October 29, 2011 and April 30, 2011, respectively	19,182	19,156
Additional paid-in capital	75,588	72,113
Accumulated other comprehensive income	20,849	23,152
Treasury stock, 1,342,188 shares as of October 29, 2011 and April 30, 2011	(11,377)	(11,377)
Retained earnings	152,614	155,989
TOTAL METHODE ELECTRONICS, INC. SHAREHOLDERS’ EQUITY	256,856	259,033
Noncontrolling interest	202	2,111
TOTAL EQUITY	257,058	261,144
TOTAL LIABILITIES AND EQUITY	$370,198	$334,744

METHODE ELECTRONICS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in thousands)

	Six Months Ended
	October 29, 2011	October 30, 2010
OPERATING ACTIVITIES
Net income	$1,661	$3,540
Adjustments to reconcile net income to net cash provided by/(used in) operating activities:
Provision for depreciation	7,047	6,647
Impairment of tangible assets	—	1,299
Amortization of intangibles	898	1,139
Amortization of stock awards and stock options	1,959	541
Gain on bargain purchase	(255)	—
Changes in operating assets and liabilities	(10,112)	(9,416)
Other	539	77
NET CASH PROVIDED BY OPERATING ACTIVITIES	1,737	3,827

INVESTING ACTIVITIES
Purchases of property, plant and equipment	(9,125)	(5,605)
Acquisition of businesses	(6,353)	(750)
Proceeds from life insurance policies	—	1,515
NET CASH USED IN INVESTING ACTIVITIES	(15,478)	(4,840)

FINANCING ACTIVITIES
Proceeds from exercise of stock options	198	13
Cash dividends	(5,181)	(5,154)
Net borrowings	36,500	18,000
NET CASH PROVIDED BY FINANCING ACTIVITIES	31,517	12,859

Effect of foreign currency exchange rate changes on cash	327	1,525

INCREASE IN CASH AND CASH EQUIVALENTS	18,103	13,371
Cash and cash equivalents at beginning of period	57,445	63,821
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$75,548	$77,192